Exhibit 5.1

[Norfolk Southern Corporation Letterhead]

November 17, 2011

Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510

Re:	Norfolk Southern Corporation $500,000,000 3.250% Senior Notes due 2021 and $100,000,000 6.000% Senior Notes due 2111

Ladies and Gentlemen:

As Vice President – Law of Norfolk Southern Corporation, a Virginia corporation (the “Company”), I have delivered to you an opinion letter dated March 27, 2009 (the “Opinion”), in connection with the Company’s Automatic Shelf Registration Statement on Form S-3, File No. 333-158240 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2009. The Registration Statement was filed for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the Offered Securities (as defined in the Opinion).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and relates to the offer and sale of $500,000,000 aggregate principal amount of 3.250% Senior Notes due 2021 (the “2021 Notes”) and $100,000,000 aggregate principal amount of 6.000% Senior Notes due 2111 (the “2111 Notes” and, together with the 2021 Notes, the “Notes”) to be issued under a Base Indenture, dated as of June 1, 2009, as amended and supplemented by a second supplemental indenture, dated as of May 23, 2011, and a third supplemental indenture, dated as of September 14, 2011 (as so amended, the “Amended Base Indenture”), and as further supplemented by a fourth supplemental indenture, dated as of November 17, 2011 (the “Fourth Supplemental Indenture” and, together with the Amended Base Indenture, the “Indenture”), by and between the Company and U.S. Bank Trust National Association, as trustee (the “Trustee”).

In rendering the opinions set forth herein, I have, or an attorney working for me has, examined originals or copies, certified or otherwise identified, of (i) the

Norfolk Southern Corporation

Registration Statement; (ii) the Indenture; (iii) the Prospectus dated March 27, 2009 (the “Prospectus”) included in the Registration Statement; and (iv) a copy of a Prospectus Supplement to the Prospectus dated November 14, 2011 (the “Prospectus Supplement”).  I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am a member of the Bar of the Commonwealth of Virginia, and the opinions set forth herein are limited to those aspects of Virginia corporate law normally applicable to transactions of the type contemplated by the Registration Statement, the Indenture and the Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that that when the Notes have been duly executed, delivered and authenticated in accordance with the terms of the Indenture, and the consideration for the Notes has been duly received by the Company, all in the manner contemplated by the Registration Statement, the

Norfolk Southern Corporation

Notes will be legally issued and constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company as of the date hereof.  I also consent to the reference to me under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ William A. Galanko

William A. Galanko